September 14, 2021

Valero Energy Corporation
P.O. Box 696000
San Antonio, Texas 78269-6000

Attention:  Corporate Secretary

Re:     Power of Attorney for Section 16 Reports

Effective upon his election to the board of directors of Valero Energy Corporation, the undersigned hereby constitutes and appoints Richard J. Walsh, Jude A. Dworaczyk and Ethan A. Jones, or any of them, each with power to act without the other, as my true and lawful attorneys-in-fact and agents, for me in my name, place and stead, to sign and file any Form ID, Form 3, Form 4, Form 5, or related instrument, certificate or document (including amendments to these forms and documents) required to be filed by me pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, with respect to the Common Stock, $.01 par value, and any other equity securities of Valero Energy Corporation, and to do and perform each and every act and thing requisite, necessary or advisable to be done in connection with the foregoing.  This authority shall remain in full force and effect until revoked by me in writing.

Each attorney-in-fact and agent is hereby authorized to file or cause to be filed with the Securities and Exchange Commission a duplicate of this letter to serve as confirmation of the authority of such attorney-in-fact and agent to file such forms and take such other actions.

                                   Very truly yours,

/s/ Fred M. Diaz
                        Signature

                        ____________________________
                        Fred M. Diaz